Exhibit 99.3


                                   WEC Company



                                November 18, 1998



Mr. Donald J. Douglass
Chief Executive Officer
Alamo Group Inc.
750 East Mulberry Street
Suite 401
San Antonio, Texas  78212

Dear Don:

                  You have asked to review your draft press release.

                  Unless Alamo's performance substantially improves, WEC firmly believes that Alamo will not be able to satisfy the "material adverse effect" condition before the merger agreement terminates. In particular, the draft press release's statement that the decline at the company is not a "material adverse effect" but "rather a consequence of the innate cyclicality of the agricultural industry" is misleading in at least two ways. First, any decline in the agricultural industry, whether labeled cyclical or not, that materially and adversely affects Alamo's financial condition, value, results and prospects clearly constitutes a "material adverse effect" under the contract. Second, your statement underplays the seriousness of the results and projections of which WEC has learned since the merger agreement was executed, which show that Alamo's condition, prospects and value are materially worse than a year ago and materially worse than the projections and forecasts made before and since the time of the merger agreement.

                  Many of our additional concerns about the statements in your draft release are articulated in WEC's November 17 letter. Since you have told us that you intend promptly to file the November 17 letter attached to a Form 8-K and thereby put it into the public domain, we request that you attach the November 17 letter and this letter to the press release or incorporate the substance of the letters into the press release.

                  In addition, the draft release's statement that "after the adjournment of the special meeting [of Alamo's shareholders on November 18], the Company received a letter from WEC dated November 17" is misleading with regard to the circumstances surrounding transmittal of WEC's November 17 letter to you. First, the letter merely reflects the substance of several conversations I and other representatives of WEC had with you and Alamo's representatives from Friday, November 13, 1998, through Tuesday, November 17, 1998. Second, our fax confirmations demonstrate that the fax was successfully delivered to your office on November 17, 1998 at 5:40 p.m., to Merrill Lynch on November 17, 1998 at 5:44 p.m. and to Brown & Wood on November 17, 1998 at 5:48 p.m.
Chicago time.

                                                     Very truly yours,

                                                     WEC Company


                                                     By: /s/ Paul Wood by RWP
                                                         ----------------------
                                                         Chairman


cc: Joe Armbrust, Brown & Wood LLP
    Paul Stefanick, Merrill Lynch